Exhibit 99.1

NEWS RELEASE

Golden Queen ANNOUNCES PRELIMINARY operating results

FOR THE THIRD QUARTER OF 2017

VANCOUVER, BRITISH COLUMBIA – October 16, 2017 - Golden Queen Mining Co. Ltd. (TSX:GQM; OTCQX:GQMNF) (the “Company” or “Golden Queen”) announces preliminary operating results for third quarter of 2017 for its 50%-owned Soledad Mountain Mine (“Soledad Mountain” or the “Mine") in Mojave, California.

All third quarter numbers are preliminary figures, unaudited and subject to final adjustment. All amounts are in US dollars and are presented on a 100% project ownership basis. The Company’s third quarter 2017 financial results will be released on or before November 9, 2017.

THIRD QUARTER 2017 HIGHLIGHTS

• A total of 4.9m tons of ore and waste were mined in the third quarter including 928 kt of ore

• Plant processed a total of 898 kt of ore at an average grade of 0.013 oz/t

• Third quarter production was 12,275 ounces of gold and 48,631 ounces of silver

PRELIMINARY THIRD QUARTER CONSOLIDATED OPERATIONAL RESULTS

	Q3 2016	Q3 2017
Mining
Ore mined (k ton)	808	928
Waste mined (k ton)	1,773	3,950
Total mined (k ton)	2,581	4,878
Strip ratio (waste:ore)	2.2	4.3
Processing
Ore processed (k tons)	763	898
Average ore processed gold grade (ounces per ton)	0.016	0.013
Average ore processed silver grade (ounces per ton)	0.362	0.180
Gold loaded on pad (contained ounces)	11,928	11,183
Silver loaded on pad (contained ounces)	276,043	161,424
Average ore processing throughput (tons per scheduled operating day)	8,479	9,745
Gold produced (ounces)	7,975	12,275
Silver produced (ounces)	87,849	48,631

Financial
Revenue (million)	$13.45	$16.50
Average realized gold price	$1,329	$1,280
Average realized silver price	$19.22	$16.89
Total cash costs - net of by-product credits ($ per ounce)(1)	$1,086	$1,177
All-in sustaining costs - net of by-product credits ($ per ounce)(2)	$1,200	$1,502
*Figures are shown on 100% basis

OPERATIONAL UPDATE

The mine acquired a new shovel in late August as planned. The performance of this unit is expected to enhance mining productivity over the life of mine. In addition, leach pad phase 2 was completed during the quarter at a capital cost of $10.4m, and ore leaching has commenced on the first lift. Leaching performance is matching the feasibility study, and total apparent gold recovery to September 30, 2017 is 73%, which is on track to achieve 80% next year.

Total operating costs were $16.99 per ton processed for the third quarter. This is an increase from the previous quarter ($13.48/ton) as a result of higher waste tonnage and increased consumables (fuel and tires) applied over decreased ore tons. The higher waste tonnage is due to the stripping of the East pit. The East Pit will provide the majority of anticipated ore production for at least the next three years. The transition from the current mining areas to the East Pit was planned for the end of the fourth quarter. However, during the third quarter, ore delivery was challenged as ore tons in the Main and North-West Pits were significantly less than planned.

Robert C. Walish, Chief Operating Officer, provided the following: “As a result of the lower than expected gold ore grade in the North-West Pit and in the Main Pit, phase 1, the ore grade was lowered to a value near cut-off in an effort to operate the pad-loading operations at capacity. However, periodic shortfalls in ore supplied to the crusher have been experienced, despite the mining rate has increased to an average 1.6 million tons per month and the lower target grade. The shortfall in ore delivery is expected to be temporary as the declining ore grade was forecast in the original mine plan.”

Management is accelerating the East Pit development to access sufficient higher-grade ore tons as soon as possible. During the period of development of the East Pit, it is expected that gold production will be lower than plan. An additional two trucks have been purchased to be in service before year-end. There are an additional three units planned for purchase early next year. In a preliminary estimate, mining operations at Soledad Mountain will require between $15m and $20m in the near term to execute its plan. This amount would likely need to be funded equally between the Company and its 50% joint venture partner. The mine has generated positive operating cash flow year-to-date, and this is expected to resume once ore mining has been established within the defined ore-zone developed by the East Pit.

The Company is currently engaged in a process to explore, review and evaluate a range of strategic alternatives focused on enhancing shareholder value. Golden Queen’s Board of Directors remains confident in the Company’s long-term strategic plan and the opportunity it provides to enhance value for all shareholders but support exploring all strategic alternatives that are in the best interests of the Company and its stakeholders.

Aggregate sales continue and the Company was recently added to the California AB 3098 list, which allows us to sell our aggregates to state and municipal agencies. It is possible that up to 1 million tons of waste rock could be sold into the southern California aggregates market annually. The Company will not include the sale of aggregate in cash flow projections until such time as a long-term contract for the sale of products has been secured.

During the third quarter, the Company initiated the process to support permitting of additional infrastructure for ongoing operations and planned activities that are expected to extend the mine life of Soledad Mountain beyond the initial 11 years contemplated in the 2015 Feasibility Study.  The process is anticipated to take approximately 2 to 3 years.

TECHNICAL INFORMATION

The scientific and technical content of this news release was reviewed, verified and approved by Peter A. Herrera, CPG, a consultant of the Company and a qualified person as defined by National Instrument 43-101.

ABOUT GOLDEN QUEEN MINING CO. LTD.

Golden Queen is an emerging gold and silver producer holding a 50% interest in an open pit, heap leach mining operation on the Soledad Mountain property, located just outside the town of Mojave in Kern County in southern California.

For further information, please contact:

Brenda Dayton

Telephone: 778.373.1557

Email: bdayton@goldenqueen.com

Caution With Respect To Forward-looking Statements: Except for statements of historical fact contained herein, the information in this press release includes certain “forward-looking information” or "forward-looking statements" within the meaning of applicable Canadian and U.S. securities legislation. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “will continue to”, or similar terminology. Forward-looking statements include but are not limited to, statements related to expected production rates, ore output and grade results, plans and intentions with respect to activities on the Project. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Forward-looking information is based on reasonable assumptions that have been made by the Company as at the date of such information and is subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of the Company to differ materially from statements in this press release regarding our intentions including, without limitation, risks and uncertainties regarding: accidents; equipment breakdowns; commodity prices; changes in planned work resulting from logistical, technical or other factors; that results of operations on the Project will not meet projected expectations due to any combination of technical or operational factors; and other risks and uncertainties disclosed in the section entitled "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 2016. Investors are cautioned that forward-looking statements are not guarantees of future performance and, accordingly, investors should not put undue reliance on forward-looking statements. Any forward-looking statement made by the Company in the press release is based only on information currently available to us and speaks only as of the date on which it is made. The Company does not undertake to update any forward-looking information that is contained or incorporated by reference herein, except in accordance with applicable securities laws.

NON-GAAP MEASURES

(1) Total Cash Costs

“Total cash costs” are common financial performance measures in the gold mining industry but with no standard meaning under US GAAP. Management believes that, in addition to conventional measures prepared in accordance with US GAAP, certain investors use this information to evaluate our performance and ability to generate cash flow. Accordingly, it is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with US GAAP. The measure, along with sales, is considered to be a key indicator of a Company’s ability to generate earnings and cash flow from its mining operations. Total cash cost figures are calculated in accordance with a standard developed by The Gold Institute, which was a worldwide association of suppliers of gold and gold products and included leading North American gold producers. The Gold Institute ceased operations in 2002, but the standard is the accepted standard of reporting cash cost of production in North America. Adoption of the standard is voluntary and the cost measures presented may not be comparable to other similarly titled measures of other companies. Other companies may calculate these measures differently. Total cash costs are derived from amounts included in the statement of operations and include direct mining costs and site general and administrative costs. The direct mining costs shown on the table below include mine site operating costs such as mining, processing, smelting, refining, third party transportation costs, advanced minimum royalties and production costs less silver metals revenues. Management has determined that silver metals revenues when compared with gold metals revenues, are immaterial and therefore are considered a by-product of the production of gold.

(2) All-in sustaining costs

In September 2013, the World Gold Council, a non-regulatory association of the world’s leading gold mining companies established to promote the use of gold to industry, consumers and investors, provided guidance for the calculation of the measure “All-in sustaining costs”, which has no standard meaning under US GAAP. These standards became effective January 1, 2014. Management believes that the all-in sustaining costs measure provides additional insight into the costs of producing gold by capturing all of the expenditures required for the discovery, development and sustaining of gold production and allows the Company to assess its ability to support capital expenditures to sustain future production from the generation of operating cash flows. Management believes that, in addition to conventional measures prepared in accordance with US GAAP, certain investors use this information to evaluate our performance and ability to generate cash flow. Accordingly, it is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with US GAAP. Golden Queen defines all-in sustaining costs as the sum of direct mining costs (as defined under total cash costs), site and corporate general and administrative costs, share based payments, reclamation liability accretion and capital expenditures that are sustaining in nature. Adoption of the standard is voluntary and the cost measures presented may not be comparable to other similarly titled measures of other companies. Other companies may calculate these measures differently.